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Exhibit (e)(17)

March 21, 2016

Michael Harris

Re: First Amendment to Employment Terms

Dear Michael:

        Reference is hereby made to your employment offer letter with Guidance Software Inc. (the "Company"), dated as of April 1, 2015 (the "Employment Letter"). You and the Company have mutually agreed to amend certain provisions of the Employment Letter as set forth below.

        Accordingly, effective as of the date hereof, the Employment Letter shall be amended as follows:

        1.     The section of the Employment Letter entitled "Severance" is hereby amended and restated in its entirety as follows:

        "Notwithstanding the "At-Will" nature of your employment with the Company, in the event that your employment is terminated by the Company without Cause or by you for Good Reason, then the Company shall pay to you a lump sum cash payment in an amount equal to one (1) times your annual base salary as in effect on your termination date (without giving effect to any reduction which constitutes Good Reason), payable within sixty (60) days after your termination date (with the exact payment date to be determined by the Company in its discretion).

        In the event that a Change in Control occurs while you are employed by the Company and, on the date of or within 18 months after such Change in Control, your employment is terminated by the Company without Cause or by you for Good Reason (a "CIC Termination"), then the Company shall pay and provide you with the following payments and benefits in lieu of the payments described in the previous paragraph:

            (i)  the Company shall pay you a lump sum cash payment in an amount equal to one (1) times the sum of (A) your annual base salary as in effect on your termination date, plus (B) your target annual bonus opportunity for the fiscal year in which your termination occurs (in the case of both (A) and (B), without giving effect to any reduction which constitutes Good Reason), payable within sixty (60) days after your termination date (with the exact payment date to be determined by the Company in its discretion);

           (ii)  During the period commencing on your termination date and ending on the twelve (12)-month anniversary of your termination date (the "COBRA Period"), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the "Code"), the Company shall, at its expense, continue to provide you and your eligible dependents with coverage under its group health plans, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Period to be, exempt from the application of Section 409A of the Code, or (B) the Company is otherwise unable to continue to cover you under its group health plan or doing so would jeopardize the tax-qualified status of such plans or would result in penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company premium payment shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof); and

          (iii)  100% accelerated vesting of all outstanding Company equity-based awards held by you immediately prior to your termination of employment (which, for the avoidance of doubt, shall be in addition to, and not in lieu of, any accelerated vesting to which you may be entitled under the applicable equity plan or award agreements governing such awards). With respect to any equity-based awards with performance-based vesting conditions, such accelerated vesting shall be based on a target-level performance, without any pro-ration based on the portion of the performance period completed prior to the date of termination.

        Notwithstanding anything contained herein, your right to receive the payments and benefits set forth above is conditioned on and subject to (i) your execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following your termination date and non-revocation within seven (7) days thereafter of a general release of claims substantially in the form attached hereto as Exhibit A (the "Release").

        Notwithstanding anything to the contrary in this letter, no compensation or benefits, including without limitation any severance payments or benefits payable under this letter, shall be paid to you during the six (6)-month period following your "separation from service" from the Company (within the meaning of Section 409A of the Code) to the extent that the Company determines that paying such amounts at the time or times indicated in this letter would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such six (6)-month period.

        For purposes of this letter, "Cause" shall have the meaning set forth in this letter prior to the amendment to this letter dated as of March 21, 2016, or, if Cause was not previously defined in this letter, then "Cause" shall mean:

          (1)   your failure to render services to the Company or its subsidiaries in accordance with your assigned duties and responsibilities, and such failure of performance continues for a period of more than fifteen days after notice thereof has been provided to you by the Company (other than any such failure resulting from your disability);

          (2)   any action or omission by you involving willful misconduct or gross negligence relating to your duties and responsibilities to the Company or its affiliates, including without limitation, disloyalty, dishonesty or breach of fiduciary duty;

          (3)   your conviction of, or plea of guilty to, a crime, either in connection with the performance of your obligations to the Company or its affiliates or which otherwise shall adversely affect your ability to perform such obligations or which shall adversely affect the business activities, reputation, goodwill or image of the Company or its affiliates;

          (4)   your breach of any material obligation you have under any written agreement with the Company or its affiliates or which have been delegated to you by the Company which, if capable of cure, is not cured within five days from receipt of notice from the Company; or

          (5)   any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by you.

        For purposes of this letter, "Good Reason" shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

          (1)   a material diminution in your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including any such diminution resulting from the Company ceasing to be a publicly-held company or the Company becoming a subsidiary of a publicly-held company in connection with a Change in Control), excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by you;

          (2)   the Company's material reduction of your annual base salary or annual bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time;

          (3)   the relocation of the Company's offices at which you are principally employed to a location more than thirty (30) miles from such location; or

          (4)   a material breach by the Company of this letter.

        Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances which you claim constitute Good Reason within sixty (60) days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company's cure period.

        For purposes of this letter, "Change in Control" shall mean and includes each of the following:

          (1)   A transaction or series of transactions (other than an offering of common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by an employee benefit plan maintained by the Company or any of its subsidiaries, or (iii) any acquisition which complies with clause (3)(i) or (3)(ii) of this definition; or

          (2)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the "Board") together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) hereof whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

          (3)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

              (i)  which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

             (ii)  after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause 3(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

          (4)   The Company's stockholders approve a liquidation or dissolution of the Company."

        This letter shall be and is hereby incorporated in and forms a part of the Employment Letter. Except as expressly provided herein, all terms and provisions of the Employment Letter shall remain in full force and effect.

Guidance Software, Inc.
/s/ MICHAEL HARRIS	/s/ ALFREDO GOMEZ
Michael Harris	Alfredo Gomez
General Counsel
Guidance Software, Inc.

 EXHIBIT A

GENERAL RELEASE

        For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the "Releasees" hereunder, consisting of Guidance Software, Inc., a Delaware corporation (the "Company"), and each of its partners, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys' fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination from employment of the undersigned by the Releasees, or any of them; except as expressly provided below, any claim for benefits under any stock option or other equity-based incentive plan of the Releasees (or any related agreement to which any Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee's right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov't Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a), (b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov't Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; and the California Labor Code. Notwithstanding the foregoing, this Release shall not operate to release any Claims which the undersigned may have to (a) payments or benefits under the section entitled "Severance" in the undersigned's employment offer letter with the Company, dated as of April 1, 2015, as amended, (b) accrued or vested benefits the undersigned may have, if any, as of the date hereof, under any applicable Company employee benefit plan, (c) rights to indemnification arising under any indemnification agreement between the undersigned and the Company or its subsidiaries, any D&O insurance policy maintained by the Company or its subsidiaries or under the bylaws, certificate of incorporation of other similar governing document of the Company or its subsidiaries, (d) payments or benefits under any agreement evidencing outstanding equity-based awards of the Company held by the undersigned, or (d) any claims that may not be released by the undersigned as a matter of law.

        THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF

  EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

        THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

        IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

          (1)   THE UNDERSIGNED HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

          (2)   THE UNDERSIGNED HAS FORTY-FIVE (45) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

          (3)   THE UNDERSIGNED HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

        The undersigned has not filed, and agrees not to initiate or cause to be initiated on the undersigned's behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to any Claims released under this Release, including without limitation, any Claims relating to the undersigned's employment or the termination of the undersigned's employment, (each, individually, a "Proceeding"), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, the undersigned may bring to the attention of the United States Equal Employment Opportunity Commission (the "EEOC") claims of discrimination. The undersigned waives any right the undersigned may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

        The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any released Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys' fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

        The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys' fees incurred by Releasees in defending or otherwise responding to said suit or Claim; provided, however, that the undersigned shall not be obligated to pay the Releasees' attorneys' fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.

        The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

        The undersigned acknowledges and agrees that he or she shall continue to be bound by all confidentiality, assignment of inventions and other restrictive covenants contained in the Employment Letter or in any other agreement, plan, program or policy to with the undersigned is a party or participant, which restrictive covenants are incorporated by reference herein.

        The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

        Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any Releasee. This Release and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard for any rules of conflicts of law.

        THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

        IN WITNESS WHEREOF, the undersigned has executed this Release this    day of            ,        .

Michael Harris

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  Exhibit (e)(17)
EXHIBIT A GENERAL RELEASE